OPKO Health to Acquire Prost-Data (OURLab), a Profitable CLIA Laboratory with Strong U.S.
Presence in Urologic Pathology

Acquisition Provides Commercial Platform for Near-Term U.S. Launch of 4Kscore™ Prostate Test

MIAMI—October 19, 2012 — OPKO Health, Inc. (NYSE:OPK) has entered into a definitive agreement to acquire Prost-Data, Inc., doing business as OURLab, a Nashville-based CLIA laboratory with 18 phlebotomy sites throughout the U.S. and an experienced national sales force calling primarily on urologists.

OURLab provides OPKO with a commercial platform to support the near-term U.S. commercial launch of its novel panel of kallikrein biomarkers and associated algorithm (4Kscore™) for the detection of prostate cancer. The OPKO 4Kscore™ is the result of a decade of research by scientists in Europe and the U.S. and has been demonstrated in more than 10,000 patients to predict the probability of positive biopsies in men suspected of having prostate cancer. Extensive studies have shown that the use of the 4Kscore™ may reduce the number of unnecessary prostate biopsies by 50% or more, avoiding the frequent complications of pain, bleeding, and infection, which sometimes require hospitalization. The data indicate that even with the significant reduction in the number of biopsies performed, the probability of delaying diagnosis of a high grade cancer was only 0.6%. Men whose 4Kscore™ is low enough to not lead to biopsies would be followed with active surveillance by the urologist.

Benefitting from its close proximity to an important U.S. airport hub, OURLab has been able to provide exceptional customer service through the efficient delivery of timely and trusted laboratory results, typically providing test results within 24 hours of a sample being taken. OURLab combines professional expertise with cutting edge technology to enable physicians to deliver superior patient care.

“The addition of OURLab to the OPKO family will support the early launch of the important 4Kscore™ prostate test as a laboratory-developed test in the U.S. and complements the Company’s recent European commercial launch of the 4Kscore™ through its UK-based partner, International Health Technology, as part of its ProstateCheck™ early prostate cancer detection service,” said Phillip Frost, M.D., Chairman and CEO of OPKO Health. “OURLab’s keen focus on exceptional customer service with its experienced operational team will accelerate the launch of our novel prostate test while helping clinicians in their overall diagnosis of prostate cancer. The OURLab structure will also be helpful in speeding the development and introduction of other important tests, including newly discovered antibody-based tests which utilize OPKO’s unique peptoid technology.”

Upon the completion of the OURLab acquisition, Dr. Jonathan Oppenheimer, OURLab’s founder and Chief Executive Officer, will assume the role of Chief Executive Officer of OPKO’s diagnostics division. “OURLab anticipates that OPKO’s superior resources and novel technologies will facilitate greater penetration into other medical subspecialties and give its sales force unique products to serve its growing physician and laboratory clientele. The 4Kscore™ is a prime example of a timely medical test satisfying a clear unmet need,” commented Dr. Oppenheimer.

About OPKO Health, Inc.
OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the benefits and synergies resulting from the acquisition of OURLab, including whether OURLab will provide a commercial platform that supports the near-term launch of OPKO’s 4Kscore™ in the United States, the timing for the launch of the OPKO 4Kscore™, the potential benefits of the OPKO 4Kscore™, the ability to predict, reduce, or eliminate the need for biopsies, whether OPKO or OURLab will be able to successfully commercialize the OPKO 4Kscore™, whether the product will provide an opportunity to identify high grade cancers and focus clinical interventions on these, the probability rate for delaying diagnosis of a high grade cancer, whether the biomarkers will offer higher specificity or greater accuracy than current diagnostics or provide clinicians with a differentiated critical component in their overall diagnosis of prostate cancer while providing patients with better and more efficient healthcare, the ability to speed the development and introduction of other important tests, including newly-discovered antibody-based tests which utilize OPKO’s unique peptoid technology, and whether OPKO and OURLab will be able to facilitate greater penetration in other medical subspecialties, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, that the various conditions to the closing of the transaction with OURLab may not be met, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Steven D. Rubin or Juan F. Rodriguez 305-575-4100